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                                                                    EXHIBIT 21.1

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
                        SUBSIDIARY                       STATE OF INCORPORATION
                        ----------                       ----------------------
   Block Court Reporting, Inc. .........................  District of Columbia
   Block Tape Transcription Services, Inc. .............  District of Columbia
   Burton House, Inc. ..................................  California
   Klein, Bury and Associates, Inc. ....................  Florida
   Looney & Company.....................................  Texas
   LRA Services, Inc. ..................................  Delaware
   Litigation Resources of America--Northeast, Inc. ....  New York
   Litigation Resources of America--Midwest, Inc. ......  Illinois
   Litigation Resources of America--California, Inc. ...  California
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